Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES

REPORTS THIRD QUARTER 2021 RESULTS

WASHINGTON, D.C. – November 2, 2021 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust (“REIT”) focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, today announced its results of operations for the quarter ended September 30, 2021.

Highlights for the Quarter Ended September 30, 2021:

•	Net income of $9.0 million, or $0.09 per share on a fully diluted basis
•	FFO of $31.0 million, or $0.33 per share on a fully diluted basis
•	FFO, as Adjusted of $29.2 million, or $0.31 per share on a fully diluted basis
•	CAD of $26.1 million
•	Announced an increased quarterly cash dividend of $0.265 per share
•

Completed an underwritten public offering of an aggregate of 6,300,000 shares of the Company’s common stock (the “Underwritten Equity Offering”) offered solely on a forward basis in connection with forward sale agreements entered into with certain financial institutions, acting as forward purchasers. Upon settlement of the forward sale agreements, the offering is expected to result in approximately $136.3 million of net proceeds to the Company, assuming the forward sale agreements are physically settled in full

•

Announced an expanded and amended senior unsecured credit facility (the “Amended Credit Facility”), consisting of a $450.0 million revolving senior unsecured credit facility (the “Revolver”) and a $200.0 million delayed-draw senior unsecured term loan facility (the “Term Loan”) for a total credit facility size of $650.0 million. The Amended Credit Facility features a sustainability-linked pricing component whereby the spread will decrease by 0.01% if Easterly achieves certain sustainability targets

•

Acquired a 61,384 leased square foot multi-tenanted facility in Cleveland, Ohio (“Various GSA - Cleveland”). This 100% leased facility was substantially renovated in 2016 and 2021 and is leased to several key agencies, including U.S. Immigration and Customs Enforcement (ICE), the National Weather Service (NWS), and a private nonprofit health care organization known as VNA Health Group (VNA)

•	Completed the strategic disposition of a 105,641 leased square foot privately leased warehouse facility located in Midland, Georgia
•

Issued 2,114,408 shares of the Company’s common stock through the Company’s ATM Programs launched in 2019 (the “2019 ATM Programs”) at a net weighted average price of $23.65 per share, raising net proceeds to the Company of approximately $50.0 million. All shares issued in the quarter ended September 30, 2021 were issued in settlement of certain forward sales transactions entered into in prior quarters

•

Expects to receive, as of the date of this release, net proceeds of approximately $177.7 million from the sale of 8,185,289 shares of the Company’s common stock that have not yet been settled pursuant to the Underwritten Equity Offering and under the Company’s $300.0 million ATM Program launched in December 2019 (the “December 2019 ATM Program”), assuming these forward sales transactions are physically settled in full using a net weighted average initial forward sales price of $21.71 per share

“In the third quarter, Easterly further enhanced the quality of the portfolio while also extending the Company’s weighted average debt maturity and de-levering the balance sheet,” said William C. Trimble, III, Easterly’s Chief Executive Officer. “With increased capacity and strong visibility of our identified pipeline for years to come, Easterly is well positioned to seize future growth opportunities for the benefit of our shareholders.”

Financial Results for the Nine Months Ended September 30, 2021:

Net income of $26.2 million, or $0.28 per share on a fully diluted basis

FFO of $92.4 million, or $0.98 per share on a fully diluted basis

FFO, as Adjusted of $86.7 million, or $0.92 per share on a fully diluted basis

CAD of $73.8 million

Portfolio Operations

As of September 30, 2021, the Company wholly owned 83 operating properties in the United States encompassing approximately 7.5 million leased square feet, including 82 operating properties that were leased primarily to U.S. Government tenant agencies and one operating property that is entirely leased to a private tenant. In addition, the Company wholly owned one property under re-development that the Company expects will encompass approximately 0.2 million rentable square feet upon completion. The re-development project, located in Atlanta, Georgia, is currently in design and, once complete, a 20-year lease with the GSA is expected to commence for the beneficial use of the U.S. Food and Drug Administration (FDA). As of September 30, 2021, the portfolio had a weighted average age of 13.8 years, based upon the date properties were built or renovated-to-suit and had a weighted average remaining lease term of 8.9 years.

Acquisitions and Dispositions

On July 22, 2021, the Company acquired a 61,384 leased square foot multi-tenanted facility in Cleveland, Ohio. Various GSA – Cleveland, a three-story renovated-to-suit facility for the U.S. Department of Homeland Security, was substantially renovated in 2016 and 2021 and is leased to several key agencies within the U.S. Government. ICE occupies 66% of the building under a first generation 15-year lease that does not expire until August 2031. The NWS occupies 15% of the building under an initial 20-year term that does not expire until September 2040. Finally, the VNA, a nonprofit health care organization, occupies 19% of the building under an initial 10-year lease that does not expire until December 2028. In addition, the VNA has two five-year renewal options that, if exercised, would extend the lease term until December 2038. In total, and assuming the VNA exercises its renewal options, the facility is 100% occupied with a weighted average lease expiration of June 2034.

On September 28, 2021, the Company completed the strategic disposition of a 105,641 leased square foot privately leased warehouse facility located in Midland, Georgia.

Balance Sheet and Capital Markets Activity

As of September 30, 2021, the Company had total indebtedness of approximately $1.0 billion comprised of $112.5 million outstanding on its revolving credit facility, $100.0 million outstanding on its 2016 term loan facility, $150.0 million outstanding on its 2018 term loan facility, $450.0 million of senior unsecured notes, and $201.2 million of mortgage debt (excluding unamortized premiums and discounts and deferred financing fees). At September 30, 2021, Easterly’s outstanding debt had a weighted average maturity of 6.5 years and a weighted average interest rate of 3.5%. As of September 30, 2021, Easterly’s Net Debt to total enterprise value was 33.2% and its Adjusted Net Debt to annualized quarterly pro forma EBITDA ratio was 6.1x.

On July 23, 2021, the Company entered into an Amended Credit Facility, which increased the total borrowing capacity of the Company’s credit facility by $50.0 million, for a total credit facility size of $650.0 million. The Amended Credit Facility consists of two components: (i) a $450.0 million Revolver, and (ii) a $200.0 million Term Loan, up to $50.0 million of which will be available on a delayed draw basis for up to 364 days after the closing date.

The Revolver includes an accordion feature that provides the Company with additional capacity, subject to the satisfaction of customary terms and conditions, of up to $250.0 million. The Revolver will initially mature in July 2025, four years from the closing date, with two six-month as-of-right extension options available, which, if exercised, would extend the maturity to July 2026. The Term Loan has a five year term and will mature in July 2026. The Term Loan is prepayable without penalty for the entire term of the loan. Borrowings under the Revolver will bear interest at a rate of LIBOR plus a spread of 1.20% to 1.80%, depending on the Company's leverage ratio. The Term Loan will bear interest at a rate of LIBOR plus a spread of 1.20% to 1.70%, depending on the Company's leverage ratio. Given the Company's current leverage ratio, the initial spread to LIBOR is set at 1.25% for the Revolver and 1.20% for the Term Loan. The Amended Credit Facility also features a sustainability-linked pricing component whereby the spread will decrease by 0.01% if Easterly achieves certain sustainability targets.

On August 16, 2021, the Company completed an underwritten public offering of an aggregate of 6,300,000 shares of the Company’s common stock offered solely on a forward basis in connection with forward sale agreements entered into with certain financial institutions, acting as forward purchasers. The Company expects to physically settle the forward sale agreements and receive proceeds, subject to certain adjustments, upon one or more such physical settlements within approximately one year from the date of the closing of the offering. The Company did not initially receive any proceeds from the sale of shares by the forward purchasers. Upon settlement of the forward sale agreements, the offering is expected to result in approximately $136.3 million of net proceeds to the Company, assuming the forward sale agreements are physically settled in full.

During the quarter ended September 30, 2021, the Company issued 2,114,408 shares of the Company’s common stock through its 2019 ATM Programs at a net weighted average price of $23.65 per share, raising net proceeds to the Company of approximately $50.0 million. All shares issued in the quarter ended September 30, 2021 were issued in settlement of certain forward sales transactions entered into in prior quarters.

As of the date of this release, the Company expects to receive net proceeds of approximately $177.7 million from the sale of 8,185,289 shares of the Company’s common stock that have not yet been settled pursuant to the Underwritten Equity Offering and under the Company’s December 2019 ATM Program, assuming these forward sales transactions are physically settled in full using a net weighted average initial forward sales price of $21.71 per share

Dividend

On October 28, 2021, the Board of Directors of Easterly approved a cash dividend for the third quarter of 2021 in the amount of $0.265 per common share. The dividend will be payable November 24, 2021 to shareholders of record on November 12, 2021.

Subsequent Events

On October 13, 2021, the Company announced the formation of a joint venture (the “JV”), which will serve as the investment vehicle for the acquisition of an anticipated 1,214,165 leased square foot portfolio of 10 properties (the “VA Portfolio”) for an aggregate contractual purchase price of approximately $635.6 million.  The VA Portfolio is 100% leased to the Department of Veterans Affairs (VA) with a weighted average lease term of 19.6 years. Easterly’s JV partner will retain a 47.0% stake in the JV, subject to adjustment as set forth in the applicable JV documentation. Easterly will retain a 53.0% stake in the JV. Easterly will also receive asset management fees from the JV partner and be responsible for the day-to-day management of the properties.

The 100% build-to-suit VA Portfolio is entirely comprised of state-of-the-art, Class A Green Globe® Certified facilities, either recently delivered or under construction. On October 13, 2021, the JV closed on the acquisition of two of the 10 properties in the VA Portfolio, which are currently operating. Further, and subject to the completion of customary closing conditions, the JV expects to close on the acquisition of the remaining eight properties on a rolling basis by the end of 2023, in connection with construction completion and lease commencement dates.  Once delivered, these facilities will be the newest VA medical care centers in six of the 18 Veterans Integrated Services Networks (VISNs), which six VISNs offer critical healthcare services for approximately 7.2 million veterans, or approximately one third of the entire U.S. veteran population.

On October 14, 2021, Easterly Government Properties LP, the Company’s operating partnership, issued and sold an aggregate of $250.0 million (upsized from $200.0 million) fixed rate, senior unsecured notes (the “Notes”) pursuant to the previously announced note purchase agreement. The Notes were issued and sold in the following two tranches:

•	$50.0 million 2.62% Series A Senior Notes due October 14, 2028
•	$200.0 million 2.89% Series B Senior Notes due October 14, 2030

The weighted average maturity of the Notes is 8.6 years, and the weighted average interest rate is 2.84%.

On October 14, 2021, the Company acquired a 489,316 leased square foot facility primarily leased to the United States Citizenship and Immigration Services (USCIS) located in the metropolitan region of Kansas City, Missouri (“USCIS - Kansas City”).  USCIS - Kansas City, a single-story facility that was substantially renovated-to-suit in 1999, is leased primarily to USCIS along with smaller private sector tenants. With the majority of the building leased to USCIS through 2042 and serving as the agency’s National Benefits Center (NBC), the total weighted average lease expiration date for the facility is February 2036. Should all in-place tenant renewal options be exercised, the weighted average lease expiration date for the facility could be as late as January 2045.

On November 1, 2021, the Company acquired an 80,000 leased square foot VA Outpatient Clinic located in the Midwest United States. This state-of-the-art, build-to-suit outpatient clinic was completed in 2021 and recently achieved a Two Green Globes® certification. This facility is leased to the VA for an initial, non-cancelable lease term of 20 years that does not expire until May 2041. The facility provides a wide range of medical and ancillary services including, but not limited to primary care, mental health, audiology, optometry, dermatology, radiology, and prosthetics.

Year to date, Easterly has acquired, either directly or through the JV, 10 properties for a total pro rata contractual purchase price of approximately $321.3 million, exceeding its increased $300 million acquisition volume target for the year. As of the date of this release, Easterly owns, directly or through the JV, 87 properties totaling approximately 8.3 million square feet.

Guidance

This guidance is forward-looking and reflects management's view of current and future market conditions. The Company's actual results may differ materially from this guidance.

Outlook for the 12 Months Ending December 31, 2021

The Company is maintaining its guidance for 2021 FFO per share on a fully diluted basis, as increased by the Company on June 30, 2021, in a range of $1.30 - $1.32.

	Low	High
Net income (loss) per share – fully diluted basis	$0.30	0.32
Plus: real estate depreciation and amortization	$1.00	1.00
FFO per share – fully diluted basis	$1.30	1.32

This guidance reflects an increase in its 2021 targeted acquisition volume to $350.0 million, from $300.0 million previously (including acquisitions through the JV at the Company’s pro rata share of the contractual purchase price), and up to $25.0 million of gross development-related investment during 2021.

Outlook for the 12 Months Ending December 31, 2022

The Company is introducing its guidance for 2022 FFO per share on a fully diluted basis in a range of $1.34 - $1.36.

	Low	High
Net income (loss) per share – fully diluted basis	$0.27	0.29
Plus: real estate depreciation and amortization	$1.07	1.07
FFO per share – fully diluted basis	$1.34	1.36

This guidance assumes $200.0 – $300.0 million of acquisitions (including acquisitions through the JV at the Company’s pro rata share of the contractual purchase price) and up to $25.0 million of gross development-related investment during 2022.

Non-GAAP Supplemental Financial Measures

This section contains definitions of certain non-GAAP financial measures and other terms that the Company uses in this press release and, where applicable, the reasons why management believes these non-GAAP financial measures provide useful information to investors about the Company’s financial condition and results of operations and the other purposes for which management uses the measures. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. Additional detail can be found in the Company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as other documents filed with or furnished to the Securities and Exchange Commission from time to time.

Cash Available for Distribution (CAD) is a non-GAAP financial measure that is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined under GAAP. CAD is calculated in accordance with the current Nareit definition as FFO minus normalized recurring real estate-related expenditures and other non-cash items and nonrecurring expenditures. CAD is presented solely as a supplemental disclosure because the Company believes it provides useful information regarding the Company’s ability to fund its dividends. Because all companies do not calculate CAD the same way, the presentation of CAD may not be comparable to similarly titled measures of other companies.

EBITDA is calculated as the sum of net income (loss) before interest expense, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP, is not indicative of operating income or cash provided by operating activities as determined under GAAP and may be presented on a pro forma basis. EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company's ability to service or incur debt.

Because all companies do not calculate EBITDA the same way, the presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Funds From Operations (FFO) is defined, in accordance with the Nareit FFO White Paper - 2018 Restatement, as net income (loss), calculated in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. FFO is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, the Company believes that information regarding FFO is helpful to shareholders and potential investors.

Funds From Operations, as Adjusted (FFO, as Adjusted) adjusts FFO to present an alternative measure of the Company’s operating performance, which, when applicable, excludes the impact of acquisition costs, straight-line rent, amortization of above-/below-market leases, amortization of deferred revenue (which results from landlord assets funded by tenants), non-cash interest expense, non-cash compensation, depreciation of non-real estate assets and other non-cash items. By excluding these income and expense items from FFO, as Adjusted, the Company believes it provides useful information as these items have no cash impact. In addition, by excluding acquisition related costs the Company believes FFO, as Adjusted provides useful information that is comparable across periods and more accurately reflects the operating performance of the Company’s properties. Certain prior year amounts have been updated to conform to the current year FFO, as Adjusted definition.

Net Debt and Adjusted Net Debt. Net Debt represents consolidated debt (reported in accordance with GAAP) adjusted to exclude unamortized premiums and discounts and deferred financing fees, less cash and cash equivalents. By excluding these items, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding its financial condition. Adjusted Net Debt is Net Debt reduced by 1) for each project under construction or in design, the lesser of i) outstanding lump-sum reimbursement amounts and ii) the cost to date, 2) 40% times the amount by which the cost to date exceeds total lump-sum reimbursement amounts for each project under construction or in design and 3) outstanding lump-sum reimbursement amounts for projects previously completed. These adjustments are made to 1) remove the estimated portion of each project under construction, in design or previously completed that has been financed with debt which may be repaid with outstanding cost reimbursement payments from the US Government and 2) remove the estimated portion of each project under construction or in design, in excess of total lump-sum reimbursements, that has been financed with debt but has not yet produced earnings. See page 20 of the Company’s Q3 2021 Supplemental Information Package for further information. The Company's method of calculating Net Debt and Adjusted Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Other Definitions

Fully diluted basis assumes the exchange of all outstanding common units representing limited partnership interests in the Company’s operating partnership, the full vesting of all shares of restricted stock, and the exchange of all earned and vested LTIP units in the Company’s operating partnership for shares of common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP.

Conference Call Information

The Company will host a webcast and conference call at 11:00am Eastern time on November 2, 2021 to review the third quarter 2021 performance, discuss recent events and conduct a question-and-answer session. The number to call is 1-877-705-6003 (domestic) and 1-201-493-6725 (international). A live webcast will be available in the Investor Relations section of the Company’s website.  A replay of the conference call will be available through November 16, 2021 by dialing 844-512-2921 (domestic) and 1-412-317-6671 (international) and entering the passcode 13724086. Please note that the full text of the press release and supplemental information package are available through the Company’s website at ir.easterlyreit.com.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE: DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased to such agencies either directly or through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

Contact:

Easterly Government Properties, Inc.

Lindsay S. Winterhalter

Vice President, Investor Relations & Operations

202-596-3947

ir@easterlyreit.com

Forward Looking Statements

We make statements in this press release that are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions and include our guidance with respect to Net income (loss) and FFO per share on a fully diluted basis.  We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement in this press release for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made.  Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved.  Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: risks associated with our dependence on the U.S. Government and its agencies for substantially all of our revenues; risks associated with ownership and development of real estate; the risk of decreased rental rates or increased vacancy rates; loss of key personnel; the continuing adverse impact of the novel coronavirus (COVID-19) on the U.S., regional and global economies and on our financial condition and results of operations; general volatility of the capital and credit markets and the market price of our common stock; the risk we may lose one or more major tenants; difficulties in completing and successfully integrating acquisitions; failure of acquisitions or development projects to occur at anticipated levels or to yield anticipated results; risks associated with our joint venture activities; risks associated with actual or threatened terrorist attacks; intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space; insufficient amounts of insurance or exposure to events that are either uninsured or underinsured; uncertainties and risks related to adverse weather conditions, natural disasters and climate change; exposure to liability relating to environmental and health and safety matters; limited ability to dispose of assets because of the relative illiquidity of real estate investments and the nature of our assets; exposure to litigation or other claims; risks associated with breaches of our data security; risks associated with our indebtedness; and other risks and uncertainties detailed in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (SEC) on February 24, 2021, in the “Risk Factors” section of our Form 10-Q for the quarter ended September 30, 2021, to be filed with the SEC on or about November 2, 2021, and under the heading “Risk Factors” in our other public filings.  In addition, our anticipated qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, or the Code, and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership.  We assume no obligation to update publicly any forward looking statements, whether as a result of new information, future events or otherwise.

Balance Sheet

(Unaudited, in thousands, except share amounts)

	September 30, 2021	December 31, 2020
Assets
Real estate properties, net	$2,287,208	$2,208,661
Cash and cash equivalents	16,068	8,465
Restricted cash	7,680	6,204
Tenant accounts receivable	52,789	45,077
Intangible assets, net	157,906	163,387
Prepaid expenses and other assets	34,319	25,746
Total assets	$2,555,970	$2,457,540

Liabilities
Revolving credit facility	112,500	79,250
Term loan facilities, net	248,479	248,966
Notes payable, net	447,215	447,171
Mortgage notes payable, net	200,021	202,871
Intangible liabilities, net	20,686	25,406
Deferred revenue	89,077	92,576
Interest rate swaps	8,506	12,781
Accounts payable, accrued expenses and other liabilities	58,776	48,549
Total liabilities	1,185,260	1,157,570

Equity
Common stock, par value $0.01, 200,000,000 shares authorized,
86,116,538 and 82,106,256 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively.	861	821
Additional paid-in capital	1,521,446	1,424,787
Retained earnings	55,134	31,965
Cumulative dividends	(357,069)	(291,652)
Accumulated other comprehensive loss	(7,526)	(11,351)
Total stockholders' equity	1,212,846	1,154,570
Non-controlling interest in Operating Partnership	157,864	145,400
Total equity	1,370,710	1,299,970
Total liabilities and equity	$2,555,970	$2,457,540

Income Statement

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Revenues
Rental income	$67,439	$59,843	$197,713	$175,976
Tenant reimbursements	1,527	682	3,746	2,269
Other income	642	606	1,764	1,630
Total revenues	69,608	61,131	203,223	179,875

Expenses
Property operating	15,188	12,313	41,578	34,486
Real estate taxes	7,626	6,803	22,465	19,982
Depreciation and amortization	22,765	23,522	67,615	70,732
Acquisition costs	518	467	1,488	1,673
Corporate general and administrative	5,893	4,577	17,469	15,565
Total expenses	51,990	47,682	150,615	142,438

Other expense
Interest expense, net	(9,353)	(8,628)	(27,739)	(26,535)
Gain on the sale of operating property	777	-	1,307	-
Net income	9,042	4,821	26,176	10,902

Non-controlling interest in Operating Partnership	(1,065)	(557)	(3,007)	(1,275)
Net income available to Easterly Government
Properties, Inc.	$7,977	$4,264	$23,169	$9,627

Net income available to Easterly Government
Properties, Inc. per share:
Basic	$0.09	$0.05	$0.27	$0.12
Diluted	$0.09	$0.05	$0.27	$0.12

Weighted-average common shares outstanding:
Basic	83,961,693	80,334,976	83,306,654	77,144,791
Diluted	84,472,257	80,928,844	83,774,752	77,745,370

Net income, per share - fully diluted basis	$0.09	$0.05	$0.28	$0.12

Weighted average common shares outstanding -
fully diluted basis	95,275,184	90,843,542	94,205,897	87,460,854

EBITDA, FFO and CAD

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income	$9,042	$4,821	$26,176	$10,902
Depreciation and amortization	22,765	23,522	67,615	70,732
Interest expense	9,353	8,628	27,739	26,535
Tax expense	86	39	397	305
Gain on the sale of operating property	(777)	-	(1,307)	-
EBITDA	$40,469	$37,010	$120,620	$108,474

Pro forma adjustments(1)	(35)
Pro forma EBITDA	$40,434

Net income	$9,042	$4,821	$26,176	$10,902
Depreciation of real estate assets	22,741	23,522	67,561	70,732
Gain on the sale of operating property	(777)	-	(1,307)	-
FFO	$31,006	$28,343	$92,430	$81,634
Adjustments to FFO:
Acquisition costs	518	467	1,488	1,673
Straight-line rent and other non-cash adjustments	(1,580)	(777)	(4,317)	(2,106)
Amortization of above-/below-market leases	(1,058)	(1,451)	(3,569)	(4,499)
Amortization of deferred revenue	(1,398)	(744)	(4,217)	(2,138)
Non-cash interest expense	380	360	1,107	1,078
Non-cash compensation	1,333	1,035	3,700	3,056
Depreciation of non-real estate assets	24	-	54	-
FFO, as Adjusted	$29,225	$27,233	$86,676	$78,698

FFO, per share - fully diluted basis	$0.33	$0.31	$0.98	$0.93
FFO, as Adjusted, per share - fully diluted basis	$0.31	$0.30	$0.92	$0.90

FFO, as Adjusted	$29,225	$27,233	$86,676	$78,698
Acquisition costs	(518)	(467)	(1,488)	(1,673)
Principal amortization	(1,062)	(887)	(2,948)	(2,635)
Maintenance capital expenditures	(1,293)	(2,361)	(6,305)	(4,884)
Contractual tenant improvements	(241)	(550)	(2,168)	(1,308)
Cash Available for Distribution (CAD)	$26,111	$22,968	$73,767	$68,198

Weighted average common shares outstanding -
fully diluted basis	95,275,184	90,843,542	94,205,897	87,460,854

1 Pro forma assuming a full quarter of operations from one property acquired and one property disposed of in the third quarter of 2021.

Net Debt and Adjusted Net Debt

(Unaudited, in thousands)

September 30, 2021
Total Debt(1)	$1,013,743
Less: cash and cash equivalents	(16,068)
Net Debt	$997,675
Less: adjustment for development projects(2)	(11,773)
Adjusted Net Debt	$985,902

1 Excludes unamortized premiums / discounts and deferred financing fees.

2 See definition of Adjusted Net Debt on Page 6.